Exhibit 99.1

Contact:	Members of the Press:	or	Investor Relations:
	Schwartz Communications		Viewpoint
	Dawn Sullivan		212-201-0800
	781-684-0770		ir@viewpoint.com
viewpoint@schwartz-pr.com

VIEWPOINT CORPORATION EXTENDS MATURITY FOR $3.05
MILLION OF DEBT
Completes $2.0 million private placement

New York, NY – July 28, 2005 – Viewpoint Corporation (NASDAQ: VWPT) – a leading provider of innovative visual technologies for the Web and the desktop – announced today that it had extended the March 31, 2006 maturity date of $3.05 million of subordinated debt controlled by The Clark Estates, Inc. two years to March 31, 2008. Viewpoint paid a small fee for this amendment to the loan agreement.

Additionally Viewpoint announced that they had completed a private placement of Viewpoint common stock with an affiliate of the Clark Estates, a significant Viewpoint shareholder. Viewpoint issued 1,290,323 shares of common stock in the transaction at a price of $1.55 per share, for an aggregate purchase price of approximately $2,000,000. The share price used for the transaction was a discount of approximately 7% to the average 10 day closing price for the ten days preceding the transaction date.

“The Clark Estates has been a valued supporter of Viewpoint’s expansion strategy,” said Jay Amato, Viewpoint’s chief executive officer. “Now, with this agreement to extend their subordinated debt and purchase equity, the Clark Estates strengthens Viewpoint’s ability to achieve its growth and profitability goals in the near term.”

“The extension of the debt maturity and the infusion of $2.0 million of cash improves our liquidity,” added William H. Mitchell, Viewpoint’s chief financial officer. “This puts us in a stronger position to actively promote our new photo management application, our search and online advertising products, and other initiatives we have in the works.”

The securities issued in the private placement have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States by the investor absent registration under the Securities Act or an applicable exemption from the registration requirements of such act. In connection with the private placement, Viewpoint has agreed to file with the Securities and Exchange Commission a registration statement covering the shares issued in the private placement.

ABOUT VIEWPOINT

The Viewpoint Platform is the technology behind some of the most innovative, visual experiences on the Web and on the desktop with leading clients such as America Online, General Electric, Hewlett Packard, IBM, Lexus, Microsoft, Samsung, Scion, Sony and Toyota. The Unicast Online Advertising Suite - the Company’s next-generation ad deployment and management system - and the Viewpoint Toolbar - the Vision for the Future of Search - are the latest breakthrough technologies using the full power of the Viewpoint Platform. More information on Viewpoint can be found at www.viewpoint.com.

The company has 130 employees principally at its headquarters in New York City and in Los Angeles.

FORWARD LOOKING STATEMENTS
This press release contains “forward-looking” statements as that term is defined in the Private Securities Litigation Reform Act of 1995 and similar expressions that reflect Viewpoint’s current expectations about its future performance. These statements and expressions are subject to risks, uncertainties and other factors that could cause Viewpoint’s actual performance to differ materially from those expressed in, or implied by, these statements and expressions. Such risks, uncertainties and factors include those described in Viewpoint’s filings and reports on file with the Securities and Exchange Commission as well as the lack of assurances that Viewpoint will achieve its growth and profitability goals.

Viewpoint is a registered trademark of Viewpoint Corporation. Copyright ©2005 Viewpoint Corporation. All rights reserved.